Exhibit 21.1

LECG CORPORATION (formerly LECG Holding Company, LLC) AND SUBSIDIARY

List of Subsidiaries

LECG, LLC, a California limited liability company

LECG Korea, LLC, a Korean limited liability company

LECG Limited New Zealand, a New Zealand Corporation

LECG Limited UK, a United Kingdom Corporation

LECG Canada Holding, Inc., a California Corporation

LECG Canada Ltd, a corporation formed in accordance with the Business Corporations Act (Ontario)

LECG Holding Company (UK) Ltd, a UK private company

LECG Consulting France, SAS, a French societe par actions simpliee

LECG Consulting Spain, SL, a Spanish Sociedades de Responsabilidad Limitada

LECG Consulting Belgium, NC, a Belgian naamloze vennootschap/societe anonyme

LECG Consulting Italy, SrL, an Italian società a Responsabilità Limitata

Silicon Valley Expert Witness Group, Inc., a California Corporation